EXHIBIT 99.1

News Release

FOR IMMEDIATE RELEASE

Memry Corporation Second Fiscal Quarter Revenue

$8.1 Mil. Net Income $228,000 Or $0.01 Per Share

Bethel, CT, February 3, 2004 — Memry Corporation (AMEX: MRY) reported today revenue of $8,104,000 in the second fiscal quarter ended December 31, 2003, a decrease of 14% from $9,395,000 in the comparable quarter a year ago. Net income was $228,000 or $0.01 per basic and diluted share compared with net income of $7,717,000 or $0.30 per basic and diluted share in the comparable period last year. The results of the second quarter of fiscal 2003 included the reversal of a deferred tax asset valuation allowance of $7,569,000.

For the six months of the fiscal year that ends June 30, 2004, revenue was $16,263,000 compared with revenue of $18,291,000 in the first half of fiscal 2003. Net income was $725,000 or $0.03 per basic and diluted share compared with net income of $8,515,000 or $0.34 basic earnings per share and $0.33 diluted earnings per share in the first half of fiscal year 2003.

James G. Binch, chairman and CEO of Memry said, “Revenue during the second fiscal quarter reflected anticipated decreases in shipments of wire-based and tube-based medical stent components caused by inventory adjustments and delays in a product launch by a large medical device customer. The company also experienced decreases in shipments for products used in minimally invasive surgery and guidewire applications, as well as revenue from superelastic tube reflecting increasing competitive pressures in the tubing marketplace. Sales of other products, including high pressure sealing plugs and antenna wire, increased during the quarter.”

Memry’s Chief Financial Officer Robert P. Belcher said, “We continued to show gains in manufacturing efficiency during the quarter with final yields in established product lines approaching record levels. Gross profit from product sales during the quarter increased to 36% from 35% in the same quarter a year ago. Manufacturing costs during the quarter decreased in line with the decrease in revenue. Our ability to maintain or improve this level of gross profit will depend on our success in absorbing plant overhead and sustaining manufacturing yields at acceptable levels. We have chosen to maintain our level of expenditures in areas where we feel it will benefit the long term growth of the company, such as sales and marketing and selected areas of technology. The redesigned and improved company website at www.memry.com, which we believe will generate additional customer contacts, is a good example of this effort. In addition, the company increased research and development expense to support the development of future products.”

-More-

Memry Corporation

Binch said, “Based on current orders, we anticipate modest increases of shipments of stent components, our largest product segment, over third and fourth quarter levels of 2003. Competitive issues will continue to put pressure on superelastic tube pricing for the remainder of the fiscal year.”

Memry Corporation provides design, engineering, development and manufacturing services to the medical device and other industries using the company’s proprietary shape memory alloy technologies. Medical device products include stent components, catheter components, guidewires, laparoscopic surgical sub-assemblies and orthopedic instruments. The company’s commercial and industrial businesses produce semi-finished materials and components.

A copy of the financial statements is attached.

The company will host a conference call to discuss second quarter results on February 6 at 11:00 a.m. Eastern. To participate in the call, dial (800) 348-6338 any time after 10:55 a.m. on February 6th. International callers should dial (706) 634-1215.

An investment profile on Memry may be found at www.hawkassociates.com/memry/profile.htm

For more information contact Memry Chief Financial Officer Robert P. Belcher at (203) 739-1100. E-mail: Robert_Belcher@memry.com or Frank Hawkins or Julie Marshall, Hawk Associates, Inc. at (305) 852-2383. Email: info@hawkassociates.com. Detailed information about Memry Corporation can be found on the website www.memry.com. Copies of Memry Corporation press releases, SEC filings, current price quotes, stock charts and other valuable information for investors may be found on the website: www.hawkassociates.com and www.hawkmicrocaps.com.

This release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the company’s control which may cause actual results, performance or achievements of the company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the company’s periodic filings with the Securities and Exchange Commission.

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Memry Corporation & Subsidiaries

Consolidated Statements of Income

For the Three Months Ended December 31, 2003 and 2002

(Unaudited)

	2003	2002
Revenues:
Product sales	$7,901,000	$9,212,000
Research and development	203,000	183,000

	8,104,000	9,395,000

Cost of Revenues:
Manufacturing	5,055,000	6,034,000
Research and development	117,000	88,000

	5,172,000	6,122,000

Gross profit	2,932,000	3,273,000

Operating Expenses:
Research and development	675,000	599,000
General, selling and administrative	1,880,000	1,907,000

	2,555,000	2,506,000

Operating income	377,000	767,000

Other income (expense):
Interest expense	(26,000)	(33,000)
Interest income	22,000	15,000

	(4,000)	(18,000)

Income before income taxes	373,000	749,000

Provision (benefit) for income taxes	145,000	(6,968,000)

Net income	$228,000	$7,717,000

Basic Earnings Per Share	$0.01	$0.30
Diluted Earnings Per Share	$0.01	$0.30

Memry Corporation & Subsidiaries

Consolidated Statements of Income

For the Six Months Ended December 31, 2003 and 2002

(Unaudited)

	2003	2002
Revenues:
Product sales	$15,854,000	$17,906,000
Research and development	409,000	385,000

	16,263,000	18,291,000

Cost of Revenues:
Manufacturing	9,695,000	11,675,000
Research and development	177,000	204,000

	9,872,000	11,879,000

Gross profit	6,391,000	6,412,000

Operating Expenses (Income):
Research and development	1,488,000	1,216,000
General, selling and administrative	3,702,000	3,563,000
Gain on disposal of assets	—	(12,000)

	5,190,000	4,767,000

Operating income	1,201,000	1,645,000

Other income (expense):
Interest expense	(55,000)	(67,000)
Interest income	42,000	29,000

	(13,000)	(38,000)

Income before income taxes	1,188,000	1,607,000

Provision (benefit) for income taxes	463,000	(6,908,000)

Net income	$725,000	$8,515,000

Basic Earnings Per Share	$0.03	$0.34
Diluted Earnings Per Share	$0.03	$0.33

Memry Corporation & Subsidiaries

Consolidated Balance Sheets

	December 31, 2003	June 30, 2003
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$9,012,000	$7,509,000
Accounts receivable, less allowance for doubtful accounts	3,813,000	3,809,000
Inventories, net	2,940,000	3,353,000
Prepaid expenses and other current assets	209,000	74,000
Income tax refund receivable	84,000	109,000

Total current assets	16,058,000	14,854,000

Property, Plant, and Equipment	14,236,000	13,913,000
Less accumulated depreciation	(8,700,000)	(7,873,000)

	5,536,000	6,040,000

Other Assets
Patents and patent rights, less accumulated amortization	1,000,000	1,067,000
Goodwill	1,038,000	1,038,000
Note receivable	110,000	110,000
Deferred tax asset	6,402,000	6,806,000
Other assets	185,000	212,000

	8,735,000	9,233,000

	$30,329,000	$30,127,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$602,000	$611,000
Accrued expenses	1,650,000	1,976,000
Notes payable	341,000	912,000

Total current liabilities	2,593,000	3,499,000

Notes Payable, less current maturities	1,265,000	980,000

Stockholders’ Equity
Common stock	256,000	255,000
Additional paid-in capital	49,003,000	48,906,000
Accumulated deficit	(22,788,000)	(23,513,000)

Total stockholders’ equity	26,471,000	25,648,000

	$30,329,000	$30,127,000